PRICING SUPPLEMENT NO. 95-35 Dated January 5, 1996      Rule 424(b)(2)
To Prospectus Supplement Dated March 2, 1995         File No. 33-57541


                         BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)


Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, purchased $20,000,000 principal amount of these Medium-Term Notes, Series H, maturing on January 10, 1997, at a principal price of $19,996,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.

       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  January 10, 1997       Interest Payment Period:
                                         Quarterly
Interest Rate Basis:
  Prime                                Interest Reset Period:
                                         Daily
Specify Other Base Rate:  N/A
                                       Interest Reset Dates:
Index Maturity:  N/A                     Each Business Day to, but
                                         excluding the Maturity Date.
Spread: minus 2.90%
                                       Settlement Date (Issue Date):
Spread Multiplier:  N/A                  January 10, 1996.

Maximum Interest Rate: N/A             Calculation Agent:
                                         Chase Manhattan Bank, N.A.
Minimum Interest Rate: N/A
                                       Optional Repayment Date(s):
Interest Payment Dates:                  N/A
  The 10th of each January, April,
  July and October commencing on       Additional Terms:
  April 10, 1996 up through and          For the purposes of the Notes
  including the Maturity Date.           contemplated hereunder,
                                         interest payments will
Initial Interest Rate:                   include interest accrued to,
  Determined as if the Settlement        but excluding the Interest
  Date was an Interest Reset Date.       Payment Date.

Interest Determination Date:
  The Business Day next preceding
  the Interest Reset Date.